CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
AKS WFC	$7,160,900 $63,785,730	$510.57 $4,547.92

February 2010

Pricing Supplement No. 304
Registration Statement No. 333-156423
Dated February 22, 2010
Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Two ELKS® Each Based Upon a Different Common Stock
Equity LinKed Securities (“ELKS®”)
The ELKS offered are all senior unsecured obligations of Morgan Stanley, will pay a coupon at the rate specified below and will have the terms described in the prospectus supplement for ELKS and the prospectus, as supplemented or modified by this pricing supplement for each ELKS as set forth below.  The ELKS do not guarantee any return of principal at maturity. At maturity the ELKS will pay either (i) an amount of cash equal to the stated principal amount of the ELKS or (ii) if the closing price of the underlying equity decreases to or below the downside threshold price on any trading day over the term of the ELKS, a number of shares of the underlying equity, equal to the equity ratio (as defined below) or, if we so elect, the cash value (determined as of the valuation date) of such shares.  The value of those shares of the underlying equity or that cash, as applicable, could be significantly less than the stated principal amount of the ELKS and may be zero. The ELKS are senior unsecured obligations of Morgan Stanley, and all payments on the ELKS are subject to the credit risk of Morgan Stanley. This pricing supplement offers two separate ELKS, each relating to the common stock of a different underlying equity issuer.
FINAL TERMS FOR ALL ELKS
Issuer:	Morgan Stanley
Stated principal amount:	$10 per ELKS
Issue price:	$10 per ELKS (see “Commissions and Issue Price” below)
Payment at maturity:	If on any trading day from but excluding the pricing date to and including the valuation date:•
	●	the closing price has not decreased to or below the downside threshold price, then you will receive an amount in cash equal to $10 per ELKS; or
	●	the closing price has decreased to or below the downside threshold price, then you will receive shares of the underlying equity in exchange for each ELKS in an amount equal to the equity ratio per ELKS or, if we so elect, the cash value (determined as of the valuation date) of such shares. The value of those shares of the underlying equity or that cash, as applicable, may be significantly less than the stated principal amount of the ELKS and may be zero.
Observation price:	Closing price
Initial equity price:	The initial equity price for each ELKS is the closing price of the underlying equity on the pricing date. See “Specific Terms for Each ELKS—Initial equity price” below.
Equity ratio:
For each ELKS, the stated principal amount divided by the initial equity price, subject to adjustments for certain corporate events affecting the underlying equity issuer.  See “Specific Terms for Each ELKS—Equity ratio” below.

Pricing date:	February 22, 2010
Listing:	The ELKS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
SPECIFIC TERMS FOR EACH ELKS
Underlying equity:	AK Steel Holding Corporation common stock	Wells Fargo & Company common stock
Underlying equity issuer:	AK Steel Holding Corporation (“AKS”)	Wells Fargo & Company (“WFC”)
Original issue date:	February 25, 2010 (3 business days after the pricing date)	February 26, 2010 (4 business days after the pricing date)
Maturity date:	March 29, 2011	August 27, 2010
Coupon:	11.50% per annum	10.00% per annum
Coupon payment dates	Monthly, on the 29th of each month, beginning on March 29, 2010	Monthly, on the 27th of each month, beginning on March 27, 2010
Downside threshold price:	$17.43, which is 75% of the initial equity price	$22.408, which is 80% of the initial equity price
Valuation date:	March 24, 2011, subject to adjustment for certain market disruption events	August 24, 2010, subject to adjustment for certain market disruption events
CUSIP:	617484738	617484720
ISIN:	US6174847383	US6174847201
Initial equity price:	$23.24	$28.01
Equity ratio:	0.43029	0.35702
Aggregate principal amount:	$7,160,900	$63,785,730
Commissions and Issue Price:	Per AKS ELKS	Total	Per WFC ELKS	Total
Price to public(1)	$10	$7,160,900	$10	$63,785,730
Agent’s commissions(1)(2)	$0.20	$143,218	$0.15	$956,785.95
Proceeds to issuer	$9.80	$7,017,682	$9.85	$62,828,944.05
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of ELKS purchased by that investor.  The lowest prices payable by an investor are $9.95 per AKS ELKS and $9.925 per WFC ELKS.  Please see “Syndicate Information” on page 5  for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., fixed sales commissions of $0.20 for each AKS ELKS and $0.15 for each WFC ELKS they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for ELKS.

The ELKS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 8.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for ELKS dated February 9, 2010
Prospectus dated December 23, 2008

THE ELKS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Two ELKS® Each Based Upon a Different Common Stock
Equity LinKed Securities

Fact Sheet
This pricing supplement offers two separate ELKS, each relating to the common stock of a different underlying equity issuer (“underlying equity”).  Each ELKS provides exposure to a single underlying equity.  You may choose to invest in only one of the ELKS described below or in more than one.
The ELKS offered are senior unsecured obligations of Morgan Stanley, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for ELKS and prospectus, as supplemented or modified by the pricing supplement for each ELKS set forth below.  The ELKS do not guarantee any return of principal at maturity.  The ELKS are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the ELKS are subject to the credit risk of Morgan Stanley.  “ELKS” is a registered service mark of Citigroup Global Markets Inc.  Used under license.

Key Terms Applicable to All ELKS
Issuer:	Morgan Stanley
Issue price:	$10 per ELKS (see “Syndicate Information” on page 5)
Stated principal amount:	$10 per ELKS
Denominations:	$10 and integral multiples thereof
Minimum ticketing amount:	100 ELKS
Payment at maturity:	If on any trading day from but excluding the pricing date to and including the valuation date:
	●	the closing price has not decreased to or below the downside threshold price, then you will receive an amount in cash equal to $10 per ELKS; or
	●	the closing price has decreased to or below the downside threshold price, then you will receive shares of the underlying equity in exchange for each ELKS in an amount equal to the equity ratio per ELKS or, if we so elect, the cash value (determined as of the valuation date) of such shares. The value of those shares of the underlying equity or that cash, as applicable, may be significantly less than the stated principal amount of the ELKS and may be zero.
Observation price:	Closing price
Initial equity price:	The initial equity price for each ELKS is the closing price of the underlying equity on the pricing date. See “Specific Terms for Each ELKS—Initial equity price” below.
Downside threshold price:
The downside threshold price for each ELKS is subject to adjustments for certain corporate events affecting the underlying equity issuer.  See “Specific Terms for Each ELKS—Downside threshold price” below.

Equity ratio:
For each ELKS, the stated principal amount divided by the initial equity price, subject to adjustments for certain corporate events affecting the underlying equity issuer.  See “Specific Terms for Each ELKS” below.

Postponement of maturity date:
If the valuation date is postponed due to a market disruption event or otherwise, the maturity date will be postponed so that the maturity date will be the second trading day following the valuation date.

Specific Terms for Each ELKS
Underlying equity:	AK Steel Holding Corporation common stock	Wells Fargo & Company common stock
Underlying equity issuer:	AK Steel Holding Corporation (“AKS”)	Wells Fargo & Company (“WFC”)
Pricing date:	February 22, 2010	February 22, 2010
Original issue date:	February 25, 2010 (3 business days after the pricing date)	February 26, 2010 (4 business days after the pricing date)
Maturity date:	March 29, 2011	August 27, 2010
Coupon:	11.50% per annum	10.00% per annum
Coupon payment dates:	Monthly, on the 29th of each month, beginning on March 29, 2010	Monthly, on the 27th of each month, beginning on March 27, 2010
Downside threshold price:	$17.43, which is 75% of the initial equity price	$22.408, which is 80% of the initial equity price
Valuation date:	March 24, 2011, subject to adjustment for certain market disruption events	August 24, 2010, subject to adjustment for certain market disruption events
CUSIP:	617484738	617484720
ISIN:	US6174847383	US6174847201
Initial equity price:	$23.24	$28.01
Equity ratio:	0.43029	0.35702
Aggregate principal amount:	$7,160,900	$63,785,730
Risk factors:	Please see “Risk Factors” on page 8.

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Two ELKS® Each Based Upon a Different Common Stock
Equity LinKed Securities

General Information
Listing:	The ELKS will not be listed on any securities exchange.
Tax considerations:
The U.S. federal income tax consequences of an investment in the ELKS are uncertain.  There is no direct legal authority as to the proper tax treatment of the ELKS, and our counsel has not rendered an opinion as to their proper treatment for U.S. federal income tax purposes.  Pursuant to the terms of the ELKS and subject to the discussion in the accompanying prospectus supplement for ELKS under “United States Federal Taxation,” you agree with us to treat an ELKS, under current law, as a unit consisting of (i) an option on a forward contract written by you to us that, if exercised, requires you to purchase the underlying equity (and cash in lieu of fractional shares) or, if we so elect, the cash value of the underlying equity determined as of the valuation date and (ii) a deposit with us of a fixed amount of cash to secure your obligation under the forward contract.  Assuming the characterization of the ELKS as set forth above is respected, a portion of the coupon on the ELKS will be treated as the yield on the deposit, and the remainder will be attributable to the option premium, as described in the section of the accompanying prospectus supplement for ELKS called “United States Federal Taxation ― Tax Consequences to U.S. Holders ― Tax Treatment of the ELKS ― ELKS with a Term Equal to or Less Than One Year” (with respect to the WFC ELKS) and United States Federal Taxation ― Tax Consequences to U.S. Holders ― Tax Treatment of the ELKS ― ELKS with a Term More Than One Year” (with respect to the AKS ELKS).  We have determined that the yield on the deposit is 0.3931% per annum, compounded monthly, with respect to the WFC ELKS, and 0.6013% per annum, compounded monthly, with respect to the AKS ELKS.  The remainder of the coupons on each ELKS is attributable to the option premium.

Please read the discussion under “Risk Factors” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for ELKS concerning the U.S. federal income tax consequences of an investment in the ELKS.

Neither this summary nor the section of the accompanying prospectus supplement for ELKS called “United States Federal Taxation” addresses the U.S. federal income tax consequences of the ownership or disposition of the underlying equity should a holder receive shares of the underlying equity.  Investors should consult their tax advisers regarding the U.S. federal income tax consequences of the ownership or disposition of the underlying equity.

In addition, we will not attempt to ascertain whether an underlying equity issuer is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended.  If an underlying equity issuer were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined below) upon the sale, exchange or other disposition of the ELKS.  Non-U.S. Holders should refer to information filed with the Securities and Exchange Commission or another governmental authority by the underlying equity issuers and consult their tax advisers regarding the possible consequences to them if an underlying equity issuer is or becomes a USRPHC.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the ELKS would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ELKS, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the ELKS are the character and timing of income or loss (including whether the option premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the ELKS to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the ELKS to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and non-U.S. investors considering an investment in the ELKS should read the discussion under “Risk Factors” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for ELKS and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the ELKS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)

February 2010	Page 3

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Equity LinKed Securities

Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the ELKS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the ELKS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the ELKS by taking positions in the underlying equity and in options contracts on the underlying equity listed on major securities markets.  Such purchase activity could have increased the initial equity price of the underlying equity used to calculate the downside threshold price, and, therefore, increased the downside threshold price relative to the price of the underlying equity on the pricing date absent such hedging activity.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the ELKS by purchasing and selling the underlying equity, options contracts on the underlying equity listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities will not affect the price of the underlying equity and, therefore, adversely affect the value of the ELKS or the payment you will receive at maturity of the ELKS.  Additionally, such hedging or trading activities during the term of the ELKS could potentially affect whether the closing price of the underlying equity decreases to or below the downside threshold price and, therefore, whether or not you will receive the stated principal amount of the ELKS or shares of the underlying equity (or, if we so elect, the cash value of such shares, determined as of the valuation date) at maturity.  For further information, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the ELKS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the ELKS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the ELKS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the ELKS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the ELKS.

Because we may be considered a party in interest with respect to many Plans, the ELKS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the ELKS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the ELKS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such ELKS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law

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Two ELKS® Each Based Upon a Different Common Stock
Equity LinKed Securities

that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the ELKS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the ELKS has exclusive responsibility for ensuring that its purchase, holding and disposition of the ELKS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any ELKS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the ELKS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of ELKS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the ELKS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the ELKS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will receive from the Agent, MS & Co., fixed sales commissions of $0.20 for each AKS ELKS and $0.15 for each WFC ELKS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the ELKS of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer. See "Plan of Distribution (Conflicts of Interest)" and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for ELKS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price	Selling concession	Principal amount of ELKS for any single investor
For the AKS ELKS
$10.00	$0.20	<$1MM
$9.9625	$0.1625	≥$1MM and <$3MM
$9.9438	$0.1438	≥$3MM and <$5MM
$9.925	$0.1250	≥$5MM
For the WFC ELKS
$10.00	$0.15	<$1MM
$9.975	$0.125	≥$1MM and <$3MM
$9.9625	$0.1125	≥$3MM and <$5MM
$9.95	$0.10	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the ELKS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the ELKS.  We encourage you to read the accompanying prospectus supplement for ELKS and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Equity LinKed Securities

How ELKS Work

The following payment scenarios illustrate the potential returns on the ELKS at maturity.

Payment Scenario 1
The closing price of the underlying equity does not decrease to or below the downside threshold price on any trading day from but excluding the pricing date to and including the valuation date.  You receive the monthly coupon until maturity with a full return of principal at maturity.  You will not participate in any appreciation of the underlying equity, even if the closing price of the underlying equity is above the initial equity price at maturity.

Payment Scenario 2
The closing price of the underlying equity decreases to or below the downside threshold price on any trading day from but excluding the pricing date to and including the valuation date.  You receive a number of shares of the underlying equity in exchange for each ELKS equal to the equity ratio or, if we so elect, the cash value (determined as of the valuation date) of such shares.  The value of those shares or that cash could be significantly less than the stated principal amount of the ELKS and may be zero.  You will still receive the monthly coupon until maturity if this occurs.

Hypothetical Payments on the ELKS

The following examples illustrate the payment at maturity on the ELKS (assuming a six-month term) for a range of hypothetical closing prices for the underlying equity at maturity under two different scenarios for the hypothetical closing prices of the underlying equity during the term of the ELKS, to illustrate the effect on the return at maturity of both the closing price of the underlying equity at maturity and the closing price of the underlying equity relative to the downside threshold price over the term of the ELKS, including on the valuation date.

The hypothetical examples are based on the following hypothetical values and assume a term of six months:

▪ Stated principal amount (per ELKS):	$10
▪ Initial equity price:	$25 (the hypothetical closing price of one share of the underlying equity on the pricing date)
▪ Equity ratio:	0.40 (the $10 stated principal amount per ELKS divided by the hypothetical initial equity price)
▪ Downside threshold price:	$18.75 (75% of the hypothetical initial equity price)
▪ Hypothetical annual coupon:	9%
▪ Hypothetical annualized dividend yield:	1%

TABLE 1:  This table represents the hypothetical payment at maturity and the total payment over the term of the ELKS on a $10 investment in the ELKS if the closing price of the underlying equity has not decreased to or below the hypothetical downside threshold price of $18.75 on any trading day from but excluding the pricing date to and including the valuation date.  Consequently, the payment at maturity in each of these examples would be made in cash and would not be affected by the value of the underlying equity at maturity.

Hypothetical underlying equity closing price at maturity	Value of payment at maturity per ELKS	Total monthly coupon payments per ELKS	Value of total payment per ELKS	Total return on the underlying equity*	Total return on the ELKS
$ 0.00	N/A**	N/A	N/A	N/A	N/A
$ 17.50	N/A**	N/A	N/A	N/A	N/A
$ 20.00	$ 10	$ 0.45	$ 10.45	-19.50%	4.50%
$ 22.50	$ 10	$ 0.45	$ 10.45	-9.50%	4.50%
$ 25.00	$ 10	$ 0.45	$ 10.45	0.50%	4.50%
$ 31.25	$ 10	$ 0.45	$ 10.45	25.50%	4.50%
$ 37.50	$ 10	$ 0.45	$ 10.45	50.50%	4.50%
$ 43.75	$ 10	$ 0.45	$ 10.45	75.50%	4.50%
$ 50.00	$ 10	$ 0.45	$ 10.45	100.50%	4.50%
* Assumes dividends are not reinvested

** Assumes that if the closing price at maturity was below the hypothetical downside threshold price of $18.75 at maturity that the closing

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Equity LinKed Securities

price would have also decreased to or below the hypothetical downside threshold price at some time on or prior to the valuation date.  In this case, the investor would suffer a loss as set out below in Table 2.  Nonetheless, if the underlying equity had decreased to or below the downside threshold price on the maturity date, but had not decreased to or below the downside threshold price on any trading day from but excluding the pricing date to and including the valuation date, investors would still be entitled to be paid at maturity the $10 stated principal amount.

TABLE 2:  This table represents the hypothetical payment at maturity and the total payment over the term of the ELKS on a $10 investment in the ELKS if the closing price of the underlying equity has decreased to or below the downside threshold price of $18.75 on any trading day from but excluding the pricing date to and including the valuation date.  Consequently, the payment at maturity in each of these examples could be made by the delivery of shares of the underlying equity and, if so, would be affected by the value of the underlying equity at maturity.

Hypothetical underlying equity closing price at maturity	Value of the underlying equity delivered as payment at maturity per ELKS	Total monthly coupon payments per ELKS	Value of total payment per ELKS	Total return on the underlying equity*	Total return on the ELKS
$ 0.00	$ 0.00	$ 0.45	$ 0.45	-99.50%	-95.50%
$ 6.25	$ 2.50	$ 0.45	$ 2.95	-74.50%	-70.50%
$ 17.50	$ 7.00	$ 0.45	$ 7.45	-29.50%	-25.50%
$ 20.00	$ 8.00	$ 0.45	$ 8.45	-19.50%	-15.50%
$ 22.50	$ 9.00	$ 0.45	$ 9.45	-9.50%	-5.50%
$ 23.88	$ 9.55	$ 0.45	$ 10.00	-4.00%	0%
$ 25.00	$ 10.00	$ 0.45	$ 10.45	0.50%	4.50%
$ 31.25	$ 12.50	$ 0.45	$ 12.95	25.50%	29.50%**
$ 37.50	$ 15.00	$ 0.45	$ 15.45	50.50%	54.50%**
$ 43.75	$ 17.50	$ 0.45	$ 17.95	75.50%	79.50%**
$ 50.00	$ 20.00	$ 0.45	$ 20.45	100.50%	104.50%**
*Assumes dividends are not reinvested

**You will not receive a positive return on the ELKS in excess of the total monthly coupon payments unless (1) the closing price of the underlying equity on any trading day after the pricing date up to and including the valuation date is less than or equal to the downside threshold price and (2) the closing price of the underlying equity at maturity (or on the valuation date if we elect to deliver the cash value thereof, which will be determined as of such date) is greater than the initial equity price.

Because the closing price of the underlying equity may be subject to significant fluctuation over the term of the ELKS, it is not possible to present a chart or table illustrating the complete range of possible payments at maturity.  The examples of the hypothetical payment calculations above are intended to illustrate the effect of general trends in the price of the underlying equity over the term of the ELKS on the amount payable to you at maturity, if any.  However, the price of the underlying equity may not increase or decrease over the term of the ELKS in accordance with any of the trends depicted by the hypothetical examples above.  The actual payment amounts received by investors will depend on (a) whether the closing price of the underlying equity falls to or below the downside threshold price from but excluding the pricing date to and including the valuation date and (b) the closing price of the underlying equity at maturity (or on the valuation date if we elect to deliver the cash value thereof, which will be determined as of such date).

You can review the historical prices of each underlying equity in the section below called “Historical Information.”  The historical performance of each underlying equity should not be taken as an indication of the future performance of such underlying equity during the term of the ELKS.  It is impossible to predict whether the price of each underlying equity will rise or fall during the term of the ELKS, whether the price of each underlying equity will or will not decrease to or below the downside threshold price during the term of ELKS, or whether the closing price of each underlying equity at maturity (or on the valuation date if we elect to deliver the cash value thereof, which will be determined as of such date) will be above its applicable initial equity price.

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Risk Factors

Each of the ELKS offered by this pricing supplement are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the particular ELKS.  Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the ELKS and the suitability of such ELKS in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the ELKS.  For a complete list of risk factors, please see the accompanying prospectus supplement for ELKS and the accompanying prospectus.

▪
The ELKS are not ordinary debt securities — no guaranteed return of principal.  The ELKS combine features of equity and debt.  The terms of the ELKS differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity.  Our payment to you at maturity will either be (i) an amount of cash equal to the stated principal amount of each ELKS or (ii) if the closing price of the relevant underlying equity decreases to or below the specified downside threshold price over the term of such ELKS, a number of shares of the relevant underlying equity equal to the relevant equity ratio or, if we so elect, the cash value (determined as of the relevant valuation date) of such shares.  If we deliver shares of the relevant underlying equity at maturity (or the cash value thereof, determined as of the valuation date) in exchange for any ELKS, the value of those shares or that cash, as applicable, could be significantly less than the stated principal amount of such ELKS and may be zero.  In addition, if we elect to deliver cash in lieu of shares of the relevant underlying equity at maturity, the amount of cash we deliver will be determined as of the specified valuation date for that ELKS.  Therefore, you will not participate in any appreciation of the relevant underlying equity between the specified valuation date and maturity date for that ELKS.  See “How ELKS Work” on page 6.

▪
You will not participate in any appreciation in the value of the underlying equity, except in certain limited circumstances.  You will not participate in any appreciation in the price of any underlying equity, and your return on each ELKS will be limited to the interest payable on such ELKS, unless: (i) the closing price of the relevant underlying equity declines to or below the downside threshold price on any trading day from but excluding the pricing date to and including the specified valuation date for that ELKS and (ii) the closing price of the relevant underlying equity at maturity (or on the valuation date if we elect to deliver the cash value there of, which will be determined as of such date) has recovered and is greater than the initial equity price applicable to such underlying equity.  See “How ELKS Work” on page 6.

▪
The ELKS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the ELKS.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the ELKS on coupon payment dates and at maturity, and, therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the ELKS.

▪
The ELKS will not be listed and secondary trading may be limited.  The ELKS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the ELKS.  MS & Co. may, but is not obligated to, make a market in the ELKS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the ELKS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the ELKS, the price at which you may be able to trade your ELKS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to not make a market in the ELKS, it is likely that there would be no secondary market for the ELKS.  Accordingly, you should be willing to hold your ELKS to maturity.

▪
Market price of the ELKS will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the ELKS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the ELKS in the secondary market.  We expect that generally the price of the relevant underlying equity for each ELKS on any day will affect the value of the ELKS more than any other single factor.  However because the payments on the ELKS are not directly correlated to the value of the related underlying equity, each ELKS will trade differently from its related underlying equity.  Other factors that may influence the value of the ELKS include:

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o	the price of the relevant underlying equity at any time, including in relation to the specified downside threshold price for that ELKS;

o	whether the closing price of the relevant underlying equity has decreased to or below the specified downside threshold price for that ELKS on any trading day;

o	the volatility (frequency and magnitude of changes in price) of the relevant underlying equity;

o	the dividend rate on the relevant underlying equity;

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect stock markets generally and that may affect the relevant underlying equity issuer and the price of the relevant underlying equity;

o	interest and yield rates in the market;

o	the time remaining to the maturity of the ELKS;

o	the occurrence of certain events affecting the relevant underlying equity issuer that may or may not require an adjustment to the equity ratio applicable to that ELKS; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your ELKS prior to maturity.  For example, you may have to sell your ELKS at a substantial discount from the stated principal amount if the price of the relevant underlying equity has declined below the specified initial equity price, especially if the closing price has decreased to or below the specified downside threshold price on any trading day after the pricing date of the ELKS.

You cannot predict the future performance of any underlying equity based on its historical performance.  The price of each underlying equity may decrease to or below its related downside threshold price and remain below such initial equity price to maturity (or the valuation date if we elect to deliver the cash value thereof, which will be determined as of such date) so that you will receive at maturity shares of the relevant underlying equity or cash worth less than the stated principal amount of the ELKS.  We cannot guarantee that the price of the relevant underlying equity will stay above the specified downside threshold price over the life of the ELKS or that, if the price of the relevant underlying equity has decreased to or below its related downside threshold price, the price of such underlying equity will recover and be at or above its related initial equity price at maturity or on the relevant valuation date, as applicable, so that you will receive an amount at least equal to the stated principal amount of the ELKS.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase ELKS in secondary market transactions will likely be lower than the original issue price, since the original issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the ELKS, as well as the cost of hedging our obligations under the ELKS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
No affiliation with any underlying equity issuer.  The underlying equity issuers are not affiliates of ours and are not involved with these offerings in any way.  Consequently, we have no ability to control the actions of any underlying equity issuer, including any corporate actions of the type that would require the calculation agent to adjust the payment to you at maturity.  The underlying equity issuers have no obligation to consider your interest as an investor in the ELKS in taking any corporate actions that might affect the value of your ELKS.  None of the money you pay for the ELKS will go to any underlying equity issuer.

▪
Morgan Stanley may engage in business with or involving any underlying equity issuer without regard to your interests.  We or our affiliates may presently or from time to time engage in business with any underlying equity issuer without regard to your interests, including extending loans to, or making equity investments in, any underlying equity issuer or providing advisory services to any underlying equity issuer, such as merger and acquisition advisory services.  In the course of our business, we or our affiliates may acquire non-public information about any underlying equity issuer.  Neither we nor any of our affiliates undertakes to disclose any such information

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to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to any underlying equity issuer.  These research reports may or may not recommend that investors buy or hold any underlying equity.

▪
Maturity date of the ELKS may be accelerated.  The maturity of each specific ELKS will be accelerated if (i) the closing price of the underlying equity for that ELKS on any two consecutive trading days is less than $2.00 or (ii) there is an event of default with respect to the ELKS.  The amount payable to the investor will differ depending on the reason for the acceleration and may be substantially less than the stated principal amount of the ELKS.  See “Description of ELKS—Price Event Acceleration” and “—Alternate Exchange Calculation in Case of an Event of Default” in the accompanying prospectus supplement for ELKS.

▪
You have no shareholder rights.  Investing in the ELKS is not equivalent to investing in the relevant underlying equity.  As an investor in the ELKS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying equity for that ELKS.  In addition, you do not have the right to exchange your ELKS for cash or for the relevant underlying equity prior to maturity.

▪
The ELKS may become exchangeable into the common stock of companies other than the underlying equity issuer for that ELKS.  Following certain corporate events relating to the relevant underlying equity, such as a stock-for-stock merger where the relevant underlying equity issuer is not the surviving entity, you will receive at maturity cash or a number of shares of the common stock of a successor corporation to such underlying equity issuer based on the closing price of such successor’s common stock.  We describe the specific corporate events that can lead to these adjustments in the section of the accompanying prospectus supplement for ELKS called “Description of ELKS—Antidilution Adjustments.”  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the ELKS.

▪
The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect each underlying equity.  MS & Co., as calculation agent, will adjust the equity ratio and the downside threshold price for certain events affecting each underlying equity, such as stock splits and stock dividends, and certain other corporate actions involving the relevant underlying equity issuer, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event that could affect an underlying equity.  For example, the calculation agent is not required to make any adjustments if the relevant underlying equity issuer offers common stock for cash or in connection with acquisitions.  If an event occurs that does not require the calculation agent to adjust the amount of the relevant underlying equity deliverable at maturity, the market price of the ELKS may be materially and adversely affected.

▪
The ELKS offered by this pricing supplement are distinct ELKS and each separate ELKS does not offer diversified exposure to all of the underlying equities. This pricing supplement offers two separate ELKS.  Each ELKS carries exposure to the underlying equity for that ELKS.  Purchasing any particular ELKS will not give you diversified exposure to any other, or all of the underlying equities.

▪
The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests.  The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the ELKS.  As calculation agent, MS & Co. will determine whether the closing price of any underlying equity has decreased to or below the specified downside threshold price for that ELKS during the term of such ELKS, whether a market disruption event has occurred, the appropriate payment you receive at maturity, including, if we elect to deliver cash in lieu of shares of the relevant underlying equity, the cash value of such shares on the valuation date, any adjustment to the specified equity ratio for each ELKS to reflect certain corporate and other events and the appropriate underlying security or securities to be delivered at maturity following certain extraordinary dividends or reorganization events.  Determinations made by MS & Co, in its capacity as calculation agent, including adjustments to the equity ratio for any ELKS, may affect the amount payable to you at maturity of your ELKS.  See the section of the accompanying prospectus supplement for ELKS called “Description of ELKS—Antidilution Adjustments.”

The original issue price of the ELKS will include the agent’s commissions and certain costs of hedging our obligations under the ELKS.  The subsidiaries through which we hedge our obligations under the ELKS expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the ELKS.  MS & Co. and other affiliates of ours have carried out, and will continue to carry out, hedging activities

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related to the ELKS, including trading in the underlying equities as well as in other instruments related to the underlying equities.  MS & Co. and some of our other subsidiaries also trade the underlying equities and other financial instruments related to the underlying equities on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the price of each underlying equity and, accordingly, increased the relevant initial equity price used to calculate the downside threshold price for that ELKS and, therefore, increased the downside threshold price relative to the price of the relevant underlying equity absent such hedging or trading activity.  Additionally, such hedging or trading activities during the term of the ELKS could potentially affect whether the closing price of each underlying equity decreases to or below the downside threshold price for that ELKS and, therefore, whether or not you will receive the stated principal amount of the ELKS or shares of such underlying equity (or, if we so elect, the cash value thereof, determined as of the valuation date) at maturity.

▪
The U.S. federal income tax consequences of an investment in the ELKS are uncertain.  There is no direct legal authority as to the proper treatment of the ELKS for U.S. federal income tax purposes, and our counsel has not rendered an opinion as to their proper tax treatment.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for ELKS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the ELKS.  If the IRS were successful in asserting an alternative treatment for the ELKS, the timing and character of income on the ELKS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  We do not plan to request a ruling from the IRS regarding the tax treatment of the ELKS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the ELKS would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ELKS, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the ELKS are the character and timing of income or loss (including whether the option premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the ELKS to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the ELKS to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the ELKS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdictions.

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Information about the Underlying Equities

Each underlying equity is registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by the issuer of each underlying equity pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number detailed below through the Securities and Exchange Commission’s website at .www.sec.gov.  In addition, information regarding each underlying equity issuer may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Underlying Equity Issuer and Underlying Equity—Public Information” in the prospectus supplement for ELKS.

This pricing supplement relates only to the ELKS offered hereby and does not relate to any underlying equity or other securities of any underlying equity issuer.  The issuer has derived all disclosures contained in this pricing supplement regarding each underlying equity issuer from the publicly available documents described in the preceding paragraph.  In connection with the offering of the ELKS, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to any underlying equity issuer.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding any underlying equity issuer is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of any underlying equity.

AK Steel Holdings Corporation
AK Steel Holdings Corporation is a producer of flat-rolled carbon, stainless and electrical steels and tubular products through its wholly-owned subsidiary, AK Steel Corporation.  Its SEC file number is 001-13696.

Wells Fargo & Company
Wells Fargo & Company is a financial holding company and a bank holding company. Its SEC file number is 001-02979.

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Historical Information

Historical Information.  The following tables set forth the published high and low closing prices for each underlying equity for 2007, 2008, 2009 and 2010 through February 22, 2010.  The associated graphs show the closing price for the underlying equity for each day in the same period.  The issuer obtained the prices and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of the underlying equity as an indication of future performance.

AK Steel Holding Corporation (CUSIP 001547108)	High	Low	Dividends
2007
First Quarter	23.68	16.39	N/A
Second Quarter	38.45	23.67	N/A
Third Quarter	44.34	30.74	N/A
Fourth Quarter	53.21	40.17	N/A
2008
First Quarter	55.90	35.48	0.05
Second Quarter	72.89	57.91	0.05
Third Quarter	65.59	23.34	0.05
Fourth Quarter	24.31	5.22	0.05
2009
First Quarter	13.00	5.45	0.05
Second Quarter	21.14	7.77	0.05
Third Quarter	23.39	15.42	0.05
Fourth Quarter	22.35	15.51	0.05
2010
First Quarter (through February 22, 2010)	25.77	19.54	0.05

We make no representation as to the amount of dividends, if any, that AK Steel Holding Corporation may pay in the future.  In any event, as an investor in the ELKS, you will not be entitled to receive dividends, if any, that may be payable on the common stock of AK Steel Holding Corporation.

AK Steel Holding Corporation Stock Closing Prices January 1, 2007 to February 22, 2010

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Wells Fargo & Company (CUSIP 949746101)	High	Low	Dividends
2007
First Quarter	36.56	33.47	0.28
Second Quarter	36.42	34.01	0.28
Third Quarter	37.37	32.81	0.31
Fourth Quarter	37.47	29.49	0.31
2008
First Quarter	34.08	25.48	0.31
Second Quarter	31.49	23.75	0.31
Third Quarter	39.80	20.51	0.34
Fourth Quarter	36.70	21.76	0.34
2009
First Quarter	30.00	8.12	0.34
Second Quarter	28.18	14.48	0.05
Third Quarter	29.41	22.87	0.05
Fourth Quarter	31.38	25.32	0.05
2010
First Quarter (through February 22, 2010)	29.13	26.43	0.05

We make no representation as to the amount of dividends, if any, that Wells Fargo & Company may pay in the future.  In any event, as an investor in the ELKS, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Wells Fargo & Company.

Wells Fargo & Company Stock Closing Prices January 1, 2007 to February 22, 2010

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Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for ELKS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for ELKS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at .www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for ELKS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at .www.sec.gov as follows:

Prospectus Supplement for ELKS dated February 9, 2010
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for ELKS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

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